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                        ALTERNATIVE RESOURCES CORPORATION
                                   SUBSIDIARIES

                                                    STATE OF
                      NAME                        INCORPORATION
                      ----                        -------------
                ARC Service, Inc.                    Delaware

               ARC Advantage, Inc.                   Delaware